EXHIBIT 3.9
LIMITED LIABILITY COMPANY AGREEMENT
OF
ENSOURCE ENERGY LLC
          This Limited Liability Company Agreement (this “Agreement”) of Ensource Energy LLC (the “Company”) is entered into by and between Scott W. Smith (“Smith”) and Marshall M. Eubank (“Eubank”)), effective as of March 21, 2006. In consideration of the covenants, conditions and agreements contained herein, the Members, hereby determine as follows:
ARTICLE I
Formation
          Ensource Energy LLC is a limited liability company organized under the provisions of the Delaware Limited Liability Company Act, as amended from time to time (the “Act”). The Certificate of Formation (the “Certificate”) was filed on March 21, 2006 with the Secretary of State of the State of Delaware.
ARTICLE II
Name
          The name of the Company is, and the business of the Company shall be conducted under the name of, “Ensource Energy LLC”.
ARTICLE III
Term
          The Company commenced its existence on the effective date of the filing of the Certificate and shall continue in existence until it is dissolved and terminated pursuant to Section 16.1.
ARTICLE IV
Registered Office
          The registered office of the Company required by the Act to be maintained in the State of Delaware shall be the office of the initial registered agent named in the Certificate, or such other place as the Members may designate in the manner provided by law. The registered agent for service of process at such address shall be the initial registered agent named in the Certificate, or such other person as the Members may designate in the manner provided by law.
ARTICLE V
Purposes and Permitted Activities
          The purposes of the Company are to carry on any lawful business, purpose or activity for which limited liability companies may be formed under the Act.

ARTICLE VI
Members
          The initial Members of the Company are Smith and Eubank and additional Members are any Person admitted to the Company as a Member as hereinafter provided. The names and business or mailing addresses of the Members of the Company are set forth on Exhibit “A” attached hereto.
ARTICLE VII
Membership Interests
          (a) The Membership Interests of the Company shall be represented by, and issued in, unit increments (each, a “Unit” and collectively, the “Units”). The Company is hereby authorized to issue one thousand (1,000) Units to the Members collectively. No additional Units may be issued without the approval of Members holding a majority of the Units.
          (b) Ownership of Units may be evidenced by certificates if the Members shall approve. Any certificate issued to a Member need not bear a seal of the Company but shall be signed by the President of the Company, certifying the number of Units represented by such certificate. The books reflecting the issuance of any certificates shall be kept by the Secretary of the Company. The certificates shall be consecutively numbered and shall be entered in the books of the Company as they are issued and shall exhibit the holder’s name and number of Units. The President of the Company may determine the conditions upon which a new certificate may be issued in place of a certificate that is alleged to have been lost, stolen or destroyed and may, in his discretion, require the owner of such certificate or its legal representative to give bond, with sufficient surety, to indemnify the Company and any transfer agent and registrar against any and all loss or claims that may arise by reason of the issuance of a new certificate in the place of the one lost, stolen, or destroyed. Each certificate shall bear a legend on the reverse side thereof substantially in the following form:
THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED OR SOLD, UNLESS IT HAS BEEN REGISTERED UNDER THE SECURITIES ACT OR UNLESS AN EXEMPTION FROM REGISTRATION IS AVAILABLE (AND, IN SUCH CASE, AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY SHALL HAVE BEEN DELIVERED TO THE COMPANY TO THE EFFECT THAT SUCH OFFER OR SALE IS NOT REQUIRED TO BE REGISTERED UNDER THE SECURITIES ACT). THIS SECURITY IS SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN THE LIMITED LIABILITY COMPANY AGREEMENT OF THE COMPANY, A COPY OF WHICH MAY BE OBTAINED FROM THE COMPANY AT ITS PRINCIPAL EXECUTIVE OFFICES.
ARTICLE VIII
Management
     8.1 Management by Members. The Company will be managed by the Members. The conduct of the Company’s business and the management of its affairs will be exercised and conducted solely by the Members in accordance with this Agreement. The Members have the exclusive right to act for the Company. The Members may act for and on behalf of the Company and execute all agreements on behalf of the Company and otherwise bind the Company as to third parties.
     8.2 Meetings of the Members.
          (a) Place of Meetings. All meetings of the Members shall be held at the principal office of the Company, or at such other place within or without the State of Delaware as shall be specified or fixed in the notices (or waivers of notice) thereof.
          (b) Quorum; Required Vote for Member Action; Adjournment of Meetings.
     (i) Except as expressly provided otherwise by this Agreement, Members holding a majority of the Units, present in person or represented by proxy, shall constitute a quorum at any such meeting for the transaction of business, and the affirmative vote of Members holding a majority of the Units, so present or represented at such meeting at which a quorum is present and entitled to vote thereat, shall constitute the act of the Members. The Members present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of sufficient Members to destroy the quorum.
     (ii) Notwithstanding any other provision in this Agreement to the contrary, the chairman of the meeting of Members, or Members holding a majority of the Units present in person or represented by proxy and entitled to vote thereat, whether or not a quorum is present, shall have the power to adjourn such meeting from time to time, without any notice other than announcement at the meeting of the time and place of the holding of the adjourned meeting. If the adjournment is for more than thirty days, or if subsequent to the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each Member of record entitled to vote at such meeting. At such adjourned meeting at which a quorum shall be present or represented by proxy, any business may be transacted that might have been transacted at the meeting as originally called.
          (c) Annual Meetings. An annual meeting of the Members for the transaction of such business as may properly be considered at the meeting, shall be held at such place, within or without the State of Delaware, on such date, and at such time as the Members shall determine, which date shall be within thirteen (13) months subsequent to the later of the date of formation of the Company or the most recent annual meeting of Members. If the Members have not fixed a place for the holding of the annual meeting of Members in accordance with this Section 8.2, such annual meeting shall be held at the principal place of business of the Company.
          (d) Special Meetings.
     (i) Special meetings of the Members for any proper purpose or purposes may be called at any time by the Members holding at least 10% of the Units entitled to vote at the proposed special meeting.
     (ii) If not otherwise stated in or fixed in accordance with the remaining provisions hereof, the record date for determining Members entitled to call a special meeting shall be the date any Member first signs the notice of that meeting. Only business within the proper purpose or purposes described in the notice (or waiver thereof) required by this Agreement may be conducted at a special meeting of the Members.
     8.3 Provisions Applicable to All Meetings. In connection with any meeting of the Members, the following provisions shall apply:
          (a) Place of Meeting. Any such meeting shall be held at the principal place of business of the Company, unless the notice of such meeting specifies a different place, which need not be in the State of Delaware.
          (b) Waiver of Notice Through Attendance. Attendance of a person at such meeting (including pursuant to Section 8.3(e)) shall constitute a waiver of notice of such meeting, except where such person attends the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.
          (c) Proxies. A person may vote at such meeting by a written proxy executed by that person and delivered to another Member. A proxy shall be revocable unless it is stated to be irrevocable.
          (d) Action by Written Consent. Any action required or permitted to be taken at such a meeting may be taken without a meeting and without a vote, if a consent or consents in writing, setting forth the action so taken, are signed by the Members having not fewer than the minimum number of votes that would be necessary to take the action at a meeting at which all the Members entitled to vote on the action were present and voted.
          (e) Meetings by Telephone. The Members may participate in and hold meetings by means of conference telephone, video conference or similar communications equipment by means of which all persons participating in the meeting can hear each other.
     8.4 Officers.
          (a) Generally. The Members may appoint certain agents of the Company, as set forth below in this Section 8.4, to be referred to as “Officers” of the Company. Unless otherwise provided by resolution of the Members, any Officers appointed may be either employees or consultants to the Company and shall have the titles, power, authority and duties described below in this Section 8.4.
          (b) Number, Titles and Term of Office. The Members may elect and appoint a Chief Executive Officer, a President, one or more Vice Presidents (any one or more of whom may be designated Executive Vice President or Senior Vice President), a Treasurer, a Secretary and such other Officers as the Members may from time to time determine. Each Officer shall hold office until his successor shall be duly elected and shall qualify or until his death or until he shall resign or shall have been removed in the manner hereinafter provided. Any number of offices may be held by the same person. No officer need be a Member.
          (c) Salaries. The salaries or other compensation, if any, of the Officers shall be fixed from time to time by the Members.

          (d) Removal. Any Officer elected or appointed by the Members may, subject to any contractual obligations of the Company with respect to such Officer, be removed, either with or without cause, by the vote of a majority of the Members at any regular meeting, or at a special meeting called for such purpose, provided the notice for such meeting shall specify that such proposed removal will be considered at the meeting; provided, however, that such removal shall be without prejudice to the contractual rights, if any, of the person so removed. Election or appointment of an Officer shall not of itself create contractual rights.
          (e) Vacancies. Any vacancy occurring in any office of the Company may be filled by the Members.
          (f) Powers and Duties of the Chief Executive Officer. The President shall be the chief executive officer of the Company unless the Members designate another Officer as the chief executive officer. Subject to the control of the Members and the other terms of this Agreement, the chief executive officer shall have general executive charge, management and control of the properties, business and operations of the Company with all such powers as may be reasonably incident to such responsibilities; subject to Section 8.1, he may agree upon and execute all leases, contracts, evidences of indebtedness and other obligations in the name of the Company and may sign all certificates for Units of the Company; and he shall have such other powers and duties as may be assigned to him from time to time by the Members.
          (g) Powers and Duties of the President. Unless otherwise determined by the Members, the President shall have the authority to agree upon and execute all leases, contracts, evidences of indebtedness and other obligations in the name of the Company; and the President shall have such other powers and duties as may be assigned to him from time to time by the Members.
          (h) Vice Presidents. Each Vice President shall perform such duties and have such powers as the Members may from time to time prescribe. In addition, in the absence of the President, or in the event of his inability or refusal to act, a Vice President designated by the Members or, in the absence of such designation, the Vice President who is present and who is senior in terms of time as a Vice President of the Company, shall perform the duties of the President and when so acting shall have all the powers of and be subject to all the restrictions upon the President.
          (i) Treasurer. The Treasurer shall have responsibility for the custody and control of all the funds and securities of the Company, and he shall have such other powers and duties as may be prescribed from time to time by the Members. He shall perform all acts incident to the position of Treasurer, subject to the control of the chief executive officer and the Members; the Treasurer shall, if required by the Members, give such bond for the faithful discharge of his duties in such form as the Members may require.
          (j) Assistant Treasurers. Each Assistant Treasurer shall have the usual powers and duties pertaining to his office, together with such other powers and duties as may be prescribed from time to time by the Treasurer, the chief executive officer or the Members. The Assistant Treasurers shall exercise the powers of the Treasurer during the Treasurer’s absence or inability or refusal to act.
          (k) Secretary. The Secretary shall keep the minutes of all meetings of the Members in books provided for such purpose; he shall attend to the giving and serving of all notices;

he may in the name of the Company affix the seal (if any) of the Company to all contracts of the Company and attest thereto; he may sign with the other appointed Officers all certificates for Units; he shall have charge of the certificate books, Unit transfer books and Unit ledgers, and such other books and papers as the Members may direct, all of which shall at all reasonable times be open to inspection by any Member upon application at the office of the Company during business hours; he shall have such other powers and duties as may be prescribed from time to time by the Members; and he shall in general perform all acts incident to the office of Secretary, subject to the control of the chief executive officer and the Members.
          (l) Assistant Secretaries. Each Assistant Secretary shall have the usual powers and duties pertaining to his office, together with such other powers and duties as may be prescribed from time to time by the chief executive officer, the Members or the Secretary. The Assistant Secretaries may sign with the other appointed Officers all certificates for Units and shall exercise the powers of the Secretary during the Secretary’s absence or inability or refusal to act.
          (m) Action with Respect to Securities of Other Companies. Unless otherwise determined by the Members, the chief executive officer shall have the power to vote and to otherwise act on behalf of the Company, in person or by proxy, at any meeting of security holders of any other company, or with respect to any action of security holders thereof, in which the Company may hold securities and otherwise to exercise any and all rights and powers that the Company may possess by reason of its ownership of securities in such other company.
ARTICLE IX
Capital Contribution
     The Members contributed to the Company the assets described on Exhibit “A” attached hereto.
ARTICLE X
Additional Contributions; No Negative Capital Account Makeup
     No Member is required to make any additional capital contributions to the Company. No Member shall have any obligation to restore any negative balance in any capital account maintained for such Member in accordance with applicable law and regulations promulgated under or in connection with the Internal Revenue Code of 1986, as amended (the “Code”), upon liquidation or dissolution of the Company.
ARTICLE XI
Allocation of Profits and Losses
     The Company’s profits and losses shall be allocated to the Members in accordance with their respective Membership Interest, specified in terms of a percentage, on Exhibit “A” attached hereto.
ARTICLE XII
Distributions; Tax Matters Partner
          Distributions shall be made to the Members in accordance with their respective Membership Interests at the times and in the aggregate amounts determined by the Members. Scott

W. Smith is hereby designated as the initial tax matters partner (as defined in the Code) on behalf of the Company.
ARTICLE XIII
Transfer of Membership Interests and Admission of
Additional Members; Additional Provisions Relating to Members
     13.1 Definitions. In this Section:
          “Assignee” means any Person that acquires Membership Interests or any portion thereof through a Transfer made in accordance with this Agreement or pursuant to an Involuntary Transfer and that has not been admitted as a Member.
          “Involuntary Transfer” means a Transfer resulting from the death of a Person or other involuntary Transfer occurring by operation of law.
          “Person” means any natural person, corporation, limited partnership, limited liability company, general partnership, joint stock company, joint venture, association, company, trust, bank trust company, land trust, business trust, or other organization, whether or not a legal entity, and any government or agency or political subdivision thereof.
          “Resign, Resigning or Resignation” means the resignation, withdrawal or retirement of a Member from the Company as a member. Such terms shall not include any Transfer of Membership Interests, even though the Member making a Transfer may cease to be a Member as a result of such Transfer.
          “Transfer” including the correlative terms “Transferring” or “Transferred”, means any direct or indirect transfer, assignment, sale, gift, pledge, hypothecation or other encumbrance, or any other disposition (whether voluntary or involuntary or by operation of law), of Units (or any interest (pecuniary or otherwise) therein or right thereto), including without limitation derivative or similar transactions or arrangements whereby a portion or all of the economic interest in, or risk of loss or opportunity for gain with respect to, Units is transferred or shifted to another Person.
          “Voluntary Transfer” means any Transfer other than an Involuntary Transfer.
     13.2 Transfer of Membership Interests. A Member may not Transfer all or any portion of its Membership Interests.
     13.3 Admission of Additional Members. Subject to Section 13.2 but notwithstanding any other provision of this Agreement to the contrary, no additional Person (including an Assignee) that acquires a Membership Interest, whether pursuant to a Voluntary Transfer or an Involuntary Transfer, shall be admitted to the Company as a Member without the consent of the other Members, which consent may be given or withheld in such Member’s sole discretion. An Assignee, in its capacity as such, of a Membership Interest shall only be entitled to receive allocations and distributions pursuant to Sections 11 and 12 and shall not have any other rights or powers of a Member including any voting rights. Until an Assignee becomes a Member, the Transferring Member from which such Assignee received its Membership Interest shall continue to be a Member and have the power to exercise any rights or powers as a Member, but shall not have the right to receive allocations or distributions pursuant to Sections 11 or 12.

     13.4 Resignation. A Member may Resign with the following consequences: (a) such Resigning Member shall be liable to the Company and the other Members for all accrued and unpaid obligations and liabilities of such Member to the Company as of the date of such Resignation, and any obligations or liabilities arising out of the failure of such Member to Transfer all of such Member’s Membership Interests in accordance with this Agreement including the Exhibits hereto and (b) such Resigning Member shall not have any rights under Section 18-604 of the Act. In no event shall the Company or any Member have the right, through specific performance or otherwise, to prevent a Member from Resigning.
     13.5 Information.
          (a) The Members acknowledge that they may receive information from or regarding the Company, or the assets and business of the Company, in the nature of trade secrets or that otherwise is confidential, the release of which may be damaging to the Company or Persons with which it does business. Each Member shall hold in strict confidence any information it receives regarding the Company that is identified as being confidential (and if that information is provided in writing, that is so marked) and may not disclose it to any Person other than another Member, except for disclosures (i) compelled by law (but the Member must notify the President of the Company promptly of any request for that information before disclosing it if practicable), (ii) to advisers or representatives of the Member, but only if the recipients have been advised of and agreed to be bound by the provisions of this Section 13.5(a), or (iii) of information that Member also has received from a source independent of the Company that the Member reasonably believes obtained that information without breach of any obligation of confidentiality. The Members agree that breach of the provisions of this Section 13.5(a) may cause irreparable injury to the Company for which monetary damages (or other remedy at law) are inadequate in view of (y) the complexities and uncertainties in measuring the actual damages that would be sustained by reason of the failure of a Member to comply with such provisions, and (z) the uniqueness of the Company’s business and the confidential nature of the information described in this Section 13.5(a). Accordingly, the Members agree that the provisions of this Section 13.5(a) may be enforced by equitable remedies including specific performance.
          (b) Each Member shall reimburse the Company upon request for all out-of-pocket costs and expenses incurred by the Company in connection with the Member’s inspection and copying of the Company’s books and records. No Member shall be required to reimburse the Company for any time spent by regular employees of the Company in connection with such inspection and copying.
     13.6 Liability to Third Parties. No Member shall be liable for the debts, obligations or liabilities of the Company or any other Member solely by reason of being a Member.
ARTICLE XIV
UCC Election
     The Company hereby irrevocably elects that, to the extent certificates evidencing Units are issued, all Units shall be securities governed by Article 8 of the Uniform Commercial Code. In the event of such issuance, Units shall be evidenced by certificates, each of which shall bear the following legend: “This certificate evidences an interest in Ensource Energy LLC and shall be a security for purposes of Article 8 of the Uniform Commercial Code.”

ARTICLE XV
Indemnification
          (a) No Member shall be liable to the Company for any act or omission based upon errors of judgment or other fault in connection with the business or affairs of the Company if such Member’s conduct shall not have constituted gross negligence or willful misconduct.
          (b) To the fullest extent permitted by law, each Member shall be indemnified and held harmless by the Company from and against any and all losses, claims, damages, settlements and other amounts (collectively, “Losses”) arising from any and all claims (including attorneys’ fees and expenses, as such fees and expenses are incurred), demands, actions, suits or proceedings (civil, criminal, administrative or investigative), in which such Member may be involved, as a party or otherwise, by reason of the management of the affairs of the Company, whether or not such Member continued to be a Member or involved in management of the affairs of the Company at the time any such liability or expense is paid or incurred; provided that the Member shall not be entitled to the foregoing indemnification if a court of competent jurisdiction shall have determined that such Losses resulted primarily from the gross negligence or willful misconduct of the Member. The termination of a proceeding by judgment, order, settlement or conviction under a plea of nolo contendere, or its equivalent, shall not, of itself, create any presumption that such Losses resulted primarily from the gross negligence or willful misconduct of the Member or that the conduct giving rise to such liability was not in the best interest of the Company. The Company shall also indemnify the Member if the Member is or was a party or is threatened to be made a party to any threatened, pending or completed action by or in the right of the Company to procure a judgment in its favor by reason of the fact that the Member is or was an agent of the Company, or any affiliate of the Company at the request of the Company, against any Losses incurred by the Member in connection with the defense or settlement of such action; provided that the Member shall not be entitled to the foregoing indemnification if a court of competent jurisdiction shall have determined that any such Losses resulted from the gross negligence or willful misconduct of the Member. The Company may advance the Member any expenses (including, without limitation, attorneys’ fees and expenses) incurred as a result of any demand, action, suit or proceeding referred to in this paragraph (b) provided that (i) the legal action relates to the performance of duties or services by the Member on behalf of the Company or any affiliate of the Company at the request of the Company; and (ii) the Member provides a written undertaking to repay to the Company the amounts of such advances in the event that the Member is determined to be not entitled to indemnification hereunder.
          (c) The indemnification provided pursuant to this Section 15 shall not be deemed to be exclusive of any other rights to which the Members may be entitled under any agreement, as a matter of law, in equity or otherwise, and shall inure to the benefit of the successors, assigns and administrators of the Members.
          (d) Any indemnification pursuant to this Section 15 shall be payable only from the assets of the Company.

ARTICLE XVI
Dissolution
     16.1 Events Requiring Dissolution.
     The Company shall dissolve and its affairs shall be wound up at such time, if any, as the Members may elect. No other event (including, without limitation, an event described in Section 18-801(a)(4) or (5) of the Act) will cause the Company to dissolve.
     16.2 Distribution Upon Dissolution.
     Upon dissolution of the Company, the affairs of the Company shall be wound up in accordance with this Section 16.2. The fair market value of the assets of the Company (other than cash) shall be determined by the Members. If the Members are unable to determine the fair market value of the assets, then the fair market value of the assets of the Company (other than cash) shall be determined by an independent appraiser selected by the Members. Any gains or losses (including unrealized gains and losses from property to be distributed in kind) from disposition shall be allocated among the Members as provided in Section 11. Thereafter, the assets of the Company shall be distributed in the following manner and order: (i) first, to the claims of all creditors of the Company, including Members who are creditors, to the extent permitted by law, in satisfaction of liabilities of the Company and (ii) second, to the Members in accordance with the positive balances in the respective capital account maintained for each Member by the Company.
ARTICLE XVII
Limitation of Liability
     No Member shall be personally liable for any debts, liabilities or obligations of the Company, except for (i) such Member’s liability to make the capital contributions required in this Agreement, and (ii) the amount of any distributions made to such Member that must be returned to the Company pursuant to the terms hereof or the Act.
ARTICLE XVIII
Governing Law
     THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, EXCLUDING (TO THE EXTENT PERMITTED BY LAW) ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION.
ARTICLE XIX
Subject to All Laws
     The provisions of this Agreement shall be subject to all valid and applicable laws, including, without limitation, the Act, as now or hereafter amended, and in the event that any of the provisions of this Agreement are found to be inconsistent with or contrary to any such valid laws, the latter shall be deemed to control and this Agreement shall be deemed modified accordingly, and, as so modified, to continue in full force and effect.

ARTICLE XX
Amendment or Restatement.
     The Certificate and this Agreement (including the Schedules and Exhibits) may be amended or restated only by a written instrument adopted, executed and agreed to by all of the Members.
ARTICLE XXI
Definitions
          In addition to the definitions set forth in Section 13.1, in this Agreement:
          “Member” means any Person executing the Agreement as of the date of this Agreement as a member or hereafter admitted to the Company as a member as provided in this Agreement, but such term does not include any person who has ceased to be a member in the Company.
          “Membership Interest” means the interest of a Member in the Company, including, without limitation, rights to distributions (liquidating or otherwise), allocations, information, all other rights, benefits and privileges enjoyed by that Member (under the Act, the Certificate, this Agreement or otherwise) in its capacity as a Member and otherwise to participate in the management of the Company; and all obligations, duties and liabilities imposed on that Member (under the Act, the Certificate, this Agreement, or otherwise) in its capacity as a Member.
          IN WITNESS WHEREOF, the Member has executed this Agreement effective as of the date first above written.

MEMBERS:
/s/ Scott W. Smith
Name:	Scott W. Smith

/s/ Marshall M. Eubank
Name:	Marshall M. Eubank

EXHIBIT A
Initial Capital Contributions; Membership Interests

	Capital	Membership	Number of
Members	Contribution	Interest	Units

Scott W. Smith 7500 San Felipe St., Suite 440 Houston, Texas 77063	$500	50%	500

Marshall M. Eubank 7500 San Felipe St., Suite 440 Houston, Texas 77063	$500	50%	500